(21) List of Subsidiaries


                        1.  BIOQUAL, Inc.
                            9600 Medical Center Dr.
                            Rockville, Maryland  20850-3336
                            Incorporated in Delaware

                         2. Enhanced Therapeutics, Inc.
                            9600 Medical Center Dr.
                            Rockville, Maryland  20850-3336
                            Incorporated in Delaware

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